Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Brian Hankel, Vice President and Treasurer	515-281-2904

MidAmerican Energy Holdings Company Extends Exchange Offer for Senior Notes

DES MOINES, Iowa – Sept. 21, 2009 – MidAmerican Energy Holdings Company announced today it has extended its offer — the “Exchange Offer”— to exchange up to $250 million in aggregate principal amount of its registered 3.15% Senior Notes due July 15, 2012, for up to $250 million in aggregate principal amount of its currently outstanding unregistered 3.15% Senior Notes due July 15, 2012, — the “Original Notes” — to 5 p.m., New York City time, on Sept. 23, 2009. The Exchange Offer originally was scheduled to expire at 5 p.m., New York City time, on Sept. 18, 2009. Other than the extension described in this announcement, all terms of the Exchange Offer remain unchanged.

The extension of the Exchange Offer has been made to allow holders of outstanding Original Notes who have not yet tendered their Original Notes for exchange to do so. As of the close of business on Sept. 18, 2009, approximately $247.5 million in aggregate principal amount of the Original Notes had been validly tendered for exchange and not withdrawn.

This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The Exchange Offer is made by means of a prospectus dated Aug. 20, 2009, which has been filed with the U.S. Securities and Exchange Commission.

MidAmerican Energy Holdings Company, based in Des Moines, Iowa, is a global provider of energy services. Through its energy-related business platforms, MidAmerican provides electric and natural gas service to more than 6.9 million customers worldwide. These business platforms are Pacific Power, Rocky Mountain Power and PacifiCorp Energy, which comprise PacifiCorp; MidAmerican Energy Company; CE Electric UK; Northern Natural Gas Company; Kern River Gas Transmission Company; and CalEnergy. Information about MidAmerican is available at www.midamerican.com.

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